Exhibit 4.1

EXECUTION COPY

STOCKHOLDERS AGREEMENT

by and among

TRIPLE CROWN MEDIA, INC.

and

The Stockholders Party Hereto

Dated as of December 8, 2009

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	7.2.	1933 Act Legends	22

	7.3.	Stop Transfer Instruction	23

	7.4.	Termination of 1933 Act Legend	23

8.	AMENDMENT, TERMINATION, ETC.		23

	8.1.	Oral Modifications	23

	8.2.	Written Modifications	23

	8.3.	Termination	23

9.	DEFINITIONS		23

	9.1.	Certain Matters of Construction	23

	9.2.	Definitions	24

10.	MISCELLANEOUS		29

	10.1.	Authority; Effect	29

	10.2.	Notices	29

	10.3.	Binding Effect, Etc.	29

	10.4.	Descriptive Headings	30

	10.5.	Counterparts	30

	10.6.	Severability	30

	10.7.	No Recourse	30

11.	GOVERNING LAW		31

	11.1.	Governing Law	31

	11.2.	Consent to Jurisdiction	31

	11.3.	WAIVER OF JURY TRIAL	31

	11.4.	Exercise of Rights and Remedies	32

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made as of December 8, 2009 by and among:

(i)	Triple Crown Media, Inc. (the “Company”); and

(ii)	Each of the Persons listed as Stockholders on the signature pages hereto and each other Person who from time to time become party hereto by executing a counterpart signature page hereof in the form of Exhibit A hereto or such other form as may be designated by the Board (collectively, the “Stockholders”).

Recitals

1. On September 14, 2009, the Company and certain of its direct and indirect subsidiaries filed a voluntary case for reorganization under Chapter 11 of the United States Bankruptcy Code (Chapter 11 Case no. 09-13181) (the “Case”).

2. The First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated September 16, 2009, filed by the Company and certain of its direct and indirect subsidiaries in connection with the Case (the “Plan”), provides that the Company shall issue shares of Common Stock (as defined below) to certain of the Stockholders and further provides that the Company shall reserve shares of Common Stock for issuance to the Company’s employees and directors pursuant to an Incentive Plan.

3. In connection with the consummation of the Plan (the date of such consummation, the “Effective Date”), the Company and the Stockholders desire to enter into this Agreement.

Agreement

Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1. Effectiveness. This Agreement shall be effective as of the Effective Date.

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 9 hereof.

2. INVESTOR TRANSFER RIGHTS; “TAG ALONG” AND “DRAG ALONG” RIGHTS.

2.1. Tag Along. If the Majority Holders (“Prospective Selling Stockholders”) propose to Sell any Shares to any Prospective Buyer in a transaction (a) that will constitute a Change of Control and (b) in connection with which such Prospective Selling Stockholders have not elected to exercise any “drag along” rights they may have under Section 2.2:

2.1.1. Notice. The Prospective Selling Stockholders shall deliver a written notice (the “Tag Along Notice”) to each other Stockholder (each, a “Tag Along Holder”) at least ten business days prior to such proposed Transfer. The Tag Along Notice shall include:

(i) The principal terms of the proposed Sale insofar it relates to such Shares, including (i) the number of Shares to be purchased from the Prospective Selling Stockholders, (ii) the fraction expressed as a percentage, determined by dividing the number of Shares to be purchased from the Prospective Selling Stockholders by the total number of Shares held by the Prospective Selling Stockholders and their Affiliates (the “Tag Along Sale Percentage”), (iii) the maximum and minimum per share purchase price or the formula by which such price is to be determined and (iv) the name and address of the Prospective Buyer; and

(ii) An invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer an additional number of Shares held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Tag Along Holder), on the same terms and conditions (subject to Section 2.3), with respect to each Share Sold, as the Prospective Selling Stockholders shall Sell each of their Shares.

2.1.2. Exercise. Within five business days after the effectiveness of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include issued and outstanding Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Stockholders, collectively, the “Tag Along Sellers”) shall furnish a written notice (the “Tag Along Offer”) to the Prospective Selling Stockholders offering to include an additional number of Shares (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Participating Seller) which such Participating Seller desires to have included in the proposed Sale. Each Tag Along Holder who does not accept the Prospective Selling Stockholders’ invitation to make an offer to include Shares in the proposed Sale shall be deemed to have waived all rights with respect to such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Prospective Buyer, at a per share price no greater than the maximum per share price set forth in the Tag Along Notice and on other principal terms which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder.

2.1.3. Irrevocable Offer. The offer of each Participating Seller contained in his Tag Along Offer shall be irrevocable, and, subject to Section 2.1.4, Section 2.1.5 and Section 2.3, such Participating Seller shall be irrevocably bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 2.3), as the Prospective Selling Stockholders, up to such number of Shares as such Participating Seller shall have specified in his Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that the per share price shall be less than the minimum per share price set forth in the Tag Along Notice or the other principal terms shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be permitted to withdraw the offer contained in his Tag Along Offer and shall be released from his obligations thereunder.

2.1.4. Reduction of Shares Sold. The Prospective Selling Stockholders shall attempt to obtain the inclusion in the proposed Sale of the entire number of Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Stockholders by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). In the event the Prospective Selling Stockholders shall be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, to the respective number of Shares which each Tag Along Seller properly requested to be included in the proposed Sale.

2.1.5. Additional Compliance. If prior to consummation, the terms of the proposed Sale shall change with the result that the per share price to be paid in such proposed Sale shall be greater than the maximum per share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 2.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.1; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Sections 2.1.1 and 2.1.2 shall be five business days. In addition, if the Prospective Selling Stockholders have not completed the proposed Sale by the end of the 180th day following the date of the effectiveness of the Tag Along Notice, each Participating Seller shall be released from his obligations under his Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 2.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.1, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 2.

2.2. Drag Along. Each Stockholder hereby agrees, if requested by the Majority Holders (“Prospective Selling Stockholders”), to Sell a specified percentage (the “Drag Along Sale Percentage”) of such Stockholder’s Shares, directly or indirectly, to a Prospective Buyer in the manner and on the terms set forth in this Section 2.2 in connection with the Sale by the Prospective Selling Stockholders of the Drag Along Sale Percentage of the total number of Shares held by such Prospective Selling Stockholders to the Prospective Buyer. The Majority Holders may only elect to exercise their rights under this Section 2.2 in connection with a transaction that will constitute a Change of Control.

2.2.1. Exercise. If the Majority Holders elect to exercise their rights under this Section 2.2, the Prospective Selling Stockholders shall furnish a written notice (the “Drag Along Notice”) to each other Stockholder. The Drag Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to such Shares including (i) the number of Shares to be acquired from the Prospective Selling Stockholders, (ii) the Drag Along Sale Percentage, (iii) the per share consideration to be received in the proposed Sale and (iv) the name and address of the Prospective Buyer. If the Prospective Selling Stockholders consummate the proposed Sale to which reference is made in the Drag Along Notice, each other Stockholder (each a “Participating Seller”, and, together with the Prospective Selling Stockholders, collectively, the “Drag Along Sellers”) shall be bound and obligated to Sell the Drag Along Sale Percentage of its Shares in the proposed Sale on the same terms and conditions, with respect to each Share Sold, as the Prospective Selling Stockholders shall Sell each Share in the Sale (subject to Section 2.3). If at the end of the 180th day following the date of the effectiveness of the Drag Along Notice the Prospective Selling Stockholders have not completed the proposed Sale, the Drag Along Notice shall be null and void, each Participating Seller shall be released from his obligation under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section 2.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.2.

2.2.2. Waiver of Appraisal Rights. Each Drag Along Seller agrees not to demand or exercise appraisal or dissenters rights under any applicable business corporation law or other law with respect to a transaction subject to this Section 2.2 as to which such appraisal rights are available.

2.2.3. Voting. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Majority Holders may instruct by written notice to (i) approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) and (ii) increase the number of authorized shares of Common Stock, in each case in connection with, or in furtherance of, the exercise by the Majority Holders of their rights under this Section 2.2. Each Stockholder hereby grants to each of the Majority Holders a proxy that is irrevocable and coupled with an interest to vote such Stockholder’s Shares in accordance with such Stockholder’s agreements contained in this Section 2.2.3 sufficient in law to support an irrevocable power, including in any action by written consent, which proxy shall be valid and remain in effect until the provisions of this Section 2.2.3 expire pursuant to Section 8.3. The Company agrees not to give effect to any action by any Stockholder or any other Person which is in contravention of this Section 2.2.3.

2.3. Miscellaneous. The following provisions shall be applied to any proposed Sale to which Section 2.1 or 2.2 applies:

2.3.1. Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 2.1 or Section 2.2 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Sale by the Prospective Selling Stockholder(s) or (b) the provision to any Tag Along Seller or Drag Along Seller of any information regarding the Company, such securities or the issuer thereof, including by reason of the failure of one or more Stockholders to be an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act (except with respect to this sub-clause (b) and subject to appropriate confidentiality restrictions, to the extent provision is made for any other Tag Along Seller or Drag Along Seller), such Participating Seller shall not have the right to Sell Shares in such proposed Sale. In such event, the Prospective Selling Stockholders shall have the right, but not the obligation, to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 2.3.6 hereof) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

2.3.2. Further Assurances. Each Participating Seller, whether in its capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 2.1 or Section 2.2 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Stockholders and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Stockholders to which such Prospective Selling Stockholders will also be party, including agreements to (a) (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares (but, in any event, only if the Prospective Selling Stockholders are requested to make such representations, warranties, covenants and other agreements) and (ii) be liable without limitation as to such representations, warranties, covenants and other agreements to the same extent as the Prospective Selling Stockholders are similarly liable and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries to the same extent as the Prospective Selling Stockholders are similarly liable; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total number of Shares included in such Sale or (ii) the proceeds to such Participating Seller in connection with such Sale. Each Participating Seller hereby constitutes and appoints each of the Prospective Selling Stockholders, or any of them, with full power of substitution, as such Participating Seller’s true and lawful representative and attorney-in-fact, in such Participating Seller’s name, place and stead, to execute and deliver any and all agreements that such Prospective Selling Stockholder reasonably believes are consistent with this Section 2.3.2 and such Prospective Selling Stockholder shall provide a copy of such agreements to such Participating Seller within five business days of execution; provided, however, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participating Seller.

2.3.3. Sale Process. The Prospective Selling Stockholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No Prospective Selling Stockholder or any Affiliate of any Prospective Selling Stockholder shall have any liability to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale except to the extent such Prospective Selling Stockholder or Affiliate shall have failed to comply with the provisions of this Section 2.

2.3.4. Treatment of Options, Warrants and Convertible Securities. Each Participating Seller agrees that to the extent such Participating Seller desires or is required to include Options, Warrants or Convertible Securities in any Sale of Shares pursuant to Section 2.1 or 2.2, such Participating Seller shall be deemed to have exercised, converted or exchanged such Options, Warrants or Convertible Securities immediately prior to the closing of such Sale to the extent necessary to Sell Common Stock to the Prospective Buyer, except to the extent permitted under the terms of any such Option, Warrant or Convertible Security and agreed by the Prospective Buyer. If any Participating Seller shall Sell Options, Warrants or Convertible Securities in any Sale pursuant to Section 2.1 or 2.2, such Participating Seller shall receive in exchange for such Options, Warrants or Convertible Securities consideration equal to the amount (if greater than zero) determined by multiplying (a) the purchase price per share of Common Stock received by the holders of the Prospective Selling Stockholders in such Sale less the exercise price, if any, per share of such Option, Warrant or Convertible Security by (b) the number of shares of Common Stock issuable upon exercise, conversion or exchange of such Option, Warrant or Convertible Security (to the extent exercisable, convertible or exchangeable at the time of such Sale), subject to reduction for any tax or other amounts required to be withheld under applicable law.

2.3.5. Expenses. All reasonable costs and expenses incurred by the Prospective Selling Stockholders or the Company in connection with any proposed Sale pursuant to this Section 2 (whether or not consummated), including all attorneys fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company. The reasonable fees and expenses of a single legal counsel representing any or all of the other Drag Along Sellers in connection with any proposed Sale pursuant to this Section 2 (whether or not consummated) in an amount of up to $75,000 shall be paid by the Company. Any other costs and expenses incurred by or on behalf of any or all of the other Tag Along Sellers or Drag Along Sellers in connection with any proposed Sale pursuant to this Section 2 (whether or not consummated) shall be borne by such Tag Along Seller(s) or Drag Along Seller(s).

2.3.6. Closing. The closing of a Sale to which Section 2.1 or 2.2 applies shall take place at such time and place as the Prospective Selling Stockholders shall specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

3. REGISTRATION RIGHTS. The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Stockholder will perform and comply with such of the following provisions as are applicable to such Stockholder.

3.1. Demand Registration Rights for Required Holders.

3.1.1. General. The Required Holders, by notice to the Company specifying the intended method or methods of disposition, may request that the Company effect the registration under the Securities Act for a Public Offering (including by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested by the Required Holders) of all or a specified part of the Registrable Securities held by such Required Holders. The Company will then use its best efforts to (i) effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by such Required Holders together with all other Registrable Securities which the Company has been requested to register pursuant to Section 3.2 by notice delivered to the Company within 20 days after the Company has given the notice required by Section 3.2.1 (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities which the Company has been so requested to register, and (ii) if requested by the Required Holders, obtain acceleration of the effective date of the registration statement relating to such registration; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 3.1.1:

(a) Within 180 days immediately following the effective date of any registration statement pertaining to an underwritten public offering of securities of the Company for its own account (other than a Rule 145 Transaction, or a registration relating solely to employee benefit plans);

(b) On any form other than Form S-3 (or any successor form) if the Company has previously effected three or more registrations of Registrable Securities under this Section 3.1.1 on any form other than Form S-3 (or any successor form); provided, however, that no registrations of Registrable Securities which shall not have become and remained effective for at least 270 days or such longer period as specified in such request (or such shorter period in which all Registrable Securities included in such registration were sold thereunder) in accordance with the provisions of this Section 3 shall be included in the calculation of numbers of registrations contemplated by this clause (b).

3.1.2. Form. Except as otherwise provided above, each registration requested pursuant to Section 3.1.1 shall be effected by the filing of a registration statement on Form S-1 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted), unless the use of a different form has been agreed to in writing by the Required Holders; provided that if any registration requested pursuant to this Section 3.1 is proposed to be effected on Form S-3 (or any successor or similar short-form registration statement) and is in connection with an underwritten offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to include in such registration statement information not required to be included pursuant to such form, then the Company will supplement such registration statement as reasonably requested by such managing underwriter; provided, further, that in such event such registration shall be deemed not to be pursuant to Form S-3 for purposes of Section 3.1.1(b).

3.1.3. Payment of Expenses. The Company shall pay all reasonable expenses of the Required Holders incurred in connection with each registration of Registrable Securities (including all reasonable expenses of legal counsel representing the Required Holders) requested pursuant to this Section 3.1, other than underwriting discount and commission, if any, and applicable transfer taxes, if any.

3.1.4. Additional Procedures. In the case of a registration pursuant to Section 3.1 hereof, whenever the Required Holders shall request that such registration shall be effected pursuant to an underwritten offering, the Company shall include such information in the written notices to holders of Registrable Securities referred to in Section 3.2. In such event, the right of any holder of Registrable Securities to have securities owned by such holder included in such registration pursuant to Section 3.2 shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed upon by the Required Holders and such holder). If requested by such underwriters, the Company together with the holders of Registrable Securities proposing to distribute their securities through such underwriting will enter into an underwriting agreement with such underwriters for such offering containing such representations and warranties by the Company and such holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including customary indemnity and contribution provisions (subject, in each case, to the limitations on such liabilities set forth in this Agreement).

3.2. Piggyback Registration Rights.

3.2.1. Piggyback Registration.

(a) General. Each time the Company proposes to register any shares of Common Stock under the Securities Act on a form which would permit registration of Registrable Securities for sale to the public, for its own account and/or for the account of the Required Holders (pursuant to Section 3.1 or otherwise) for sale in a Public Offering, the Company will give notice to all holders of Registrable Securities of its intention to do so. Any such holder may, by written response delivered to the Company within 20 days after the effectiveness of such notice, request that all or a specified part of the Registrable Securities held by such holder be included in such registration. The Company thereupon will use its commercially reasonable efforts to cause to be included in such registration under the Securities Act all shares of Registrable Securities which the Company has been so requested to register by such holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Company or, pursuant to Section 3.1, other holders of shares of Common Stock in such Public Offering) of the Registrable Securities to be so registered; provided that (i) if, at any time after giving written notice of its intention to register any securities, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities requesting to be included in the Company’s registration and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the reasonable expenses of legal counsel pursuant to Section 3.2.2), and (ii) if such registration involves an underwritten offering, all holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company (with such differences as may be customary or appropriate in combined primary and secondary offerings) or, in the case of a registration initiated pursuant to Section 3.1.1, the Required Holders. Nothing in this Section 3.2 shall relieve the Company of any of its obligations to effect registrations of Registrable Securities pursuant to Section 3.1 hereof.

(b) Excluded Transactions. The Company shall not be obligated to effect any registration of Registrable Securities under this Section 3.2 incidental to the registration of any of its securities in connection with:

(i) Any Public Offering relating to employee benefit plans or dividend reinvestment plans;

(ii) Any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses; or

(iii) The Initial Public Offering, unless the Required Holders shall have requested that all or a specified part of their Registrable Securities be included in such offering pursuant to this Section 3.2.1.

3.2.2. Payment of Expenses. The Company shall pay all reasonable expenses of a single legal counsel representing any and all holders of Registrable Securities requesting registration under Section 3.2 incurred in connection with each registration of Registrable Securities requested pursuant to this Section 3.2.

3.2.3. Additional Procedures. Holders of Registrable Securities participating in any Public Offering pursuant to this Section 3.2 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Shares in such Public Offering, including being parties to the underwriting agreement entered into by the Company and any other selling shareholders in connection therewith and being liable in respect of the representations and warranties and the other agreements (including customary selling stockholder representations, warranties, indemnifications and “lock-up” agreements) for the benefit of the underwriters; provided, however, that (a) with respect to individual representations, warranties, indemnities and agreements of sellers of Shares in such Public Offering, the aggregate amount of such liability shall not exceed such holder’s net proceeds from such offering and (b) to the extent selling stockholders give further representations, warranties and indemnities, then with respect to all other representations, warranties and indemnities of sellers of shares in such Public Offering, the aggregate amount of such liability shall not exceed the lesser of (i) such holder’s pro rata portion of any such liability, in accordance with such holder’s portion of the total number of Shares included in the offering or (ii) such holder’s net proceeds from such offering.

3.2.4. Registration Statement Form. The Company shall select the registration statement form for any registration pursuant to this Section 3.2 (other than a registration that is also pursuant to Section 3.1); provided that if any registration requested pursuant to this Section 3.2 is proposed to be effected on Form S-3 (or any successor form) and is in connection with an underwritten offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to include in such registration statement information not required to be included pursuant to such form, then the Company will supplement such registration statement as reasonably requested by such managing underwriter.

3.3. Certain Other Provisions.

3.3.1. Underwriter’s Cutback. In connection with any registration of shares, the underwriter may determine that marketing factors (including an adverse effect on the per share offering price) require a limitation on the number of shares to be underwritten. Notwithstanding any contrary provision of this Section 3 and subject to the terms of this Section 3.3.1, the underwriter may limit the number of shares which would otherwise be included in such registration by excluding any or all Registrable Securities from such registration (it being understood that, if the registration in question involves a registration for sale of securities for the Company’s own account, the number of shares which the Company seeks to have registered in such registration shall not be subject to exclusion, in whole or in part, under this Section 3.3.1). Upon receipt of notice from the underwriter of the need to reduce the number of shares to be included in the registration, the Company shall advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration shall be allocated in the following manner, unless the underwriter shall determine that marketing factors require a different allocation: shares, other than Registrable Securities, requested to be included in such registration by shareholders shall be excluded unless the Company has, with the consent of the Required Holders, granted registration rights which are to be treated on an equal basis with Registrable Securities for the purpose of the exercise of the underwriter cutback (such shares afforded such equal treatment being “Parity Shares”); and, if a limitation on the number of shares is still required, the number of Registrable Securities and Parity Shares that may be included in such registration shall be allocated among the holders thereof in proportion, as nearly as practicable, as follows:

(a) There shall be first allocated to each such holder requesting that its Registrable Securities or Parity Shares be registered in such registration a number of such shares to be included in such registration equal to the lesser of (A) the number of such shares of Registrable Securities or Parity Shares requested to be registered by such holder, and (B) a number of such shares equal to such holder’s Pro Rata Portion;

(b) The balance, if any, not allocated pursuant to clause (a) above shall be allocated to those holders requesting that their Registrable Securities or Parity Shares be registered in such registration, and which requested to register a number of such shares in excess of such holder’s Pro Rata Portion, pro rata to each such holder based upon the number of Registrable Securities and Parity Shares held by such holder; and

(c) The balance, if any, not allocated pursuant to clause (b) above shall be allocated to shares, other than Registrable Securities and Parity Shares, requested to be included in such registration by other stockholders.

For purposes of any underwriter cutback, all Common Stock held by any holder of Registrable Securities shall also include any Common Stock held by the partners, retired partners, shareholders or Affiliates of such holder, or the estates and family members of any such holder or such partners and retired partners, any trusts for the benefit of any of the foregoing Persons and, at the election of such holder or such partners, retired partners, trusts or Affiliates, any Charitable Organization to which any of the foregoing shall have contributed Common Stock prior to the execution of the underwriting agreement in connection with such underwritten offering, and such holder and other Persons shall be deemed to be a single selling holder, and any pro rata reduction with respect to such selling holder shall be based upon the aggregate amount of Common Stock owned by all entities and individuals included in such selling holder, as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Upon delivery of a written request that Registrable Securities be included in the underwriting pursuant to Section 3.1.1 or 3.2.1.1, the holder thereof may not thereafter elect to withdraw therefrom without the written consent the Company and the Required Holders; provided that, if the managing underwriter of any underwritten offering shall advise the holders participating in a registration pursuant to Section 3.1 that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Required Holders, then the Required Holders shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement.

3.3.2. Other Actions. If and in each case when the Company is required to use its best efforts to effect a registration of any Registrable Securities as provided in this Section 3, the Company shall take appropriate and customary actions in furtherance thereof, including: (a) promptly filing with the Commission a registration statement and using reasonable efforts to cause such registration statement to become effective, (b) preparing and filing with the Commission such amendments and supplements to such registration statements and the prospectus used in connection therewith as may be required to comply with the Securities Act and to keep such registration statement effective for a period not to exceed 270 days from the date of effectiveness or such earlier time as the Registrable Securities covered by such registration statement shall have been disposed of in accordance with the intended method of distribution therefor or the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act, (c) use its best efforts to register or qualify such Registrable Securities under the state securities or “blue sky” laws of such jurisdictions as the sellers shall reasonably request; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject; and (d) otherwise cooperate reasonably with, and take such customary actions as may reasonably be requested by the holders of Registrable Securities in connection with, such registration.

3.3.3. Selection of Underwriters and Counsel. The underwriters to be retained in connection with any Public Offering shall be selected by the Board or, in the case of an offering following a request therefor under Section 3.1.1, the Required Holders. Legal counsel to be retained in connection with any Public Offering shall be selected by the Board; provided that, in the case of an offering following a request therefor under Section 3.1.1, such legal counsel shall be reasonably acceptable to the Required Holders.

3.3.4. Lock-Up. Without the prior written consent of the underwriters managing any Public Offering, for a period beginning seven days immediately preceding and ending on the 90th day (or in the case of the Initial Public Offering, 180th day) following the effective date of the registration statement used in connection with such offering, no Stockholder (whether or not a selling shareholder pursuant to such registration statement) shall (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (i) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Initial Public Offering, (ii) Transfers to a Permitted Lock-Up Transferee in accordance with the terms of this Agreement or (iii) during the period preceding the execution of the underwriting agreement, Transfers to a Charitable Organization in accordance with the terms of this Agreement.

3.3.5. Other Agreements. The Company covenants and agrees that, so long as any Person holds any Registrable Securities in respect of which any registration rights provided for in Section 3.1 of this Agreement remain in effect, the Company will not, directly or indirectly, grant to any Person or agree to or otherwise become obligated in respect of (i) rights of registration in the nature or substantially in the nature of those set forth in Section 3.1 of this Agreement that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration or (ii) demand registration rights exercisable prior to such time as the Required Holders can first exercise their rights under Section 3.1.

3.3.6. Other Registration-Related Matters.

(a) The Company may require any holder that is registering Registrable Securities pursuant to Section 3.1 or 3.2 to furnish to the Company in writing such information regarding such Person and its Affiliates and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request in writing.

(b) Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the prospectus included in the registration statement pertaining to the sale of such holder’s Registrable Securities, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until its receipt of copies of the amended or supplemented prospectus from the Company. If so directed by the Company, each holder of Registrable Securities will, subject to applicable law, deliver to the Company or destroy all copies, other than permanent file copies then in their possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended prospectus.

(c) Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes, such holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the lifting of such stop order, other order or suspension or the termination of such proceedings and, if so directed by the Company, each holder of Registrable Securities will, subject to applicable law, deliver to the Company or destroy all copies, other than permanent file copies then in its possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when such stop order, other order or suspension is lifted or such proceedings are terminated.

3.4. Indemnification and Contribution.

3.4.1. Indemnities of the Company. In the event of any registration of any Registrable Securities or other debt or equity securities of the Company or any of its subsidiaries under the Securities Act pursuant to this Section 3 or otherwise, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including reports required and other documents filed under the Exchange Act, and other documents pursuant to which any debt or equity securities of the Company or any of its subsidiaries are sold (whether or not for the account of the Company or its subsidiaries), the Company will, and hereby does, and will cause each of its subsidiaries, jointly and severally, to indemnify and hold harmless each holder of Registrable Securities, any Person who is or might be deemed to be a controlling Person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members and shareholders, and each other Person, if any, who controls any such holder or any controlling Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being referred to herein as a “Covered Person”), against any Losses (or actions or proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, the common law or otherwise, insofar as such Losses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such Loss, action or proceeding; provided, however, that neither the Company nor any of its subsidiaries shall be liable to any Covered Person in any such case to the extent that any such Loss, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company or to any of its subsidiaries through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of the Company and of its subsidiaries contained in this Section 3.4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities and any termination of this Agreement.

3.4.2. Indemnities to the Company. Subject to Section 3.4.4, the Company and any of its subsidiaries may require, as a condition to including any securities in any registration statement filed pursuant to this Section 5, that the Company and any of its subsidiaries shall have received an undertaking satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless the Company and any of its subsidiaries, each director of the Company or any of its subsidiaries, each officer of the Company or any of its subsidiaries who shall sign such registration statement and each other Person (other than such seller), if any, who controls the Company and any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other prospective seller of such securities and prospective underwriter with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any other disclosure document (including reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or any of its subsidiaries through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other document or report. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, any of its subsidiaries or any such director, officer or controlling Person and shall survive any transfer of securities and any termination of this Agreement.

3.4.3. Contribution. If the indemnification provided for in Sections 3.4.1 or 3.4.2 hereof is unavailable to a party that would have been entitled to indemnification pursuant to the foregoing provisions of this Section 3.4 for reasons other than described in the proviso to Section 3.4.1 (a “Registration Indemnitee”) in respect of any Losses (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, subject to Section 3.4.4 and in lieu of indemnifying such Registration Indemnitee, contribute to the amount paid or payable by such Registration Indemnitee as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Registration Indemnitee on the other in connection with the statements or omissions which resulted in such Losses (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such Registration Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 3.4.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the Losses (or actions or proceedings in respect thereof) referred to above in this Section

3.4.3 shall include any legal or other expenses reasonably incurred by such Registration Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

3.4.4. Limitation on Liability of Holders of Registrable Securities. The liability of each holder of Registrable Securities in respect of any indemnification or contribution obligation of such holder arising under this Section 3.4 shall not in any event exceed an amount equal to the net proceeds to such holder (after deduction of all underwriters’ discounts and commissions) from the relevant disposition of the Registrable Securities.

3.4.5. Indemnification Procedures. Promptly after receipt by a Registration Indemnitee of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.4, such Registration Indemnitee will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided that the failure of the Registration Indemnitee to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 3.4, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an Registration Indemnitee, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Registration Indemnitee, and after notice from the indemnifying party to such Registration Indemnitee of its election so to assume the defense thereof, the indemnifying party will not be liable to such Registration Indemnitee for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the Registration Indemnitee without the consent of the indemnifying party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if a Registration Indemnitee reasonably objects to such assumption of defense on the grounds that a conflict of interest between such Registration Indemnitee and the indemnifying parties may exist in respect of such action or proceeding or the indemnifying party does not assume the defense of any such action or proceeding within a reasonable time after notice of commencement, or does not vigorously defend, the Registration Indemnitee shall have the right to assume or continue its own defense and the indemnifying party shall, subject to Section 3.4.4, be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all Registration Indemnitees in each jurisdiction who shall be approved by the Required Holders. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Registration Indemnitee, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Registration Indemnitee from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Registration Indemnitee and does not otherwise adversely affect such Registration Indemnitee, other than as a result of the imposition of financial obligations for which such Registration Indemnitee will be indemnified hereunder.

3.4.6. Non-Exclusivity. The obligations of the parties under this Section 3.4 will be in addition to any liability, without duplication, which any party may otherwise have to any other party.

3.5. Restrictions on Public Transfers. After closing of the Initial Public Offering, each Specified Holder promptly shall notify each Related Investor (i) when it has commenced a measurement period for purposes of the Rule 144 group volume limit in connection with a Sale that is subject to such limit and (ii) what the volume limit for that measurement period, determined as of its commencement, will be. Each Related Investor shall be entitled to effect Sales that are subject to the Rule 144 group volume limit pro rata during the applicable measurement period based on its percentage ownership of Shares held by all holders of Shares subject to aggregation under Rule 144 at the start of such measurement period. In the event any Related Investor agrees to forego its full pro rata share of the Rule 144 group volume limit by written notice to the Specified Holder and all other Related Investors, the remainder shall be re-allocated pro rata among the Specified Holder and all other Related Investors in like manner (except that the Shares held by such forfeiting Related Investor at the start of such measurement period shall be excluded from such calculation). The provisions of this Section 3.5 shall not apply to any Transfer of Shares (i) in a Public Offering or (ii) not subject to volume limitation under Rule 144. For purposes of this Section 3.5, a “Specified Holder” means a Stockholder whose sale of Shares pursuant to Rule 144 would be subject to aggregation with that of another Stockholder (such other Stockholder being a “Related Investor”).

4. TRANSFER RESTRICTIONS.

4.1. Permitted Transfers. Any Stockholder may Transfer its Shares so long as (i) in the case of a Transfer by the Majority Holders that is subject to Section 2.1, such Majority Holders have complied with the “tag along” provisions contained in such section and (ii) in the case of any Transfer other than a Transfer pursuant to the terms of Section 2.1 or 2.2, the Transferee of such Shares has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Shares shall be subject to all of the provisions of this Agreement and that such Transferee shall be bound by, and shall be a party to, this Agreement as the Stockholder hereunder; provided, that no Transfer by any Stockholder to a Transferee shall relieve such Stockholder of any of its obligations hereunder. Any Shares Transferred after compliance with the terms of Section 2.1 or 2.2 shall conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

4.2. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 4 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

4.3. Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including any restrictions on transfer contained in a restricted stock agreement, stock option agreement, stock subscription agreement or other agreement to which such Stockholder is a party or by which it is bound.

5. COVENANTS

5.1. Directors’ and Officers’ Insurance; Indemnities.

5.1.1. Directors’ and Officers’ Insurance. The Company shall purchase, within a reasonable period following the date hereof, and maintain for such periods as the Board shall in good faith determine, at its expense and to the extent generally available on a commercial basis, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the date hereof is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions.

5.1.2. Indemnities by the Company. In connection with their indemnification of each of the Covered Persons under Section 3.4.1 hereof and any other agreement or obligation of the Company or any of its subsidiaries to indemnify any Stockholder Indemnitee (whether under any Organizational Document, Advisory Agreement or other document or agreement), the Company, for itself and on behalf of each of its subsidiaries, hereby agrees and acknowledges that (i) any obligations of any Stockholder, any Affiliate or Affiliated Fund of a Stockholder or any other Stockholder Indemnitee, in each case that is affiliated with the applicable Covered Person or Stockholder Indemnitee, to provide advancement or indemnification for any Losses incurred by a Covered Person or a Stockholder Indemnitee, as applicable, are secondary, and (ii) if such Stockholder, Affiliate, Affiliated Fund or other Stockholder Indemnitee is obligated to pay, or pays or causes to be paid for any reason, any Losses which the Company or any of its subsidiaries is otherwise obligated to pay (as advancement or indemnification) to or on behalf of such Covered Person or Stockholder Indemnitee, as applicable, then (A) such Stockholder, Affiliate, Affiliated Fund or other Stockholder Indemnitee, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of such Covered Person or Stockholder Indemnitee, as applicable, with respect to such payment; and (B) the Company and each of its subsidiaries shall jointly and severally reimburse, indemnify and hold harmless such Stockholder, Affiliate, Affiliated Fund or other Stockholder Indemnitee, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of the Covered Person or Stockholder Indemnitee, as applicable.

5.1.3. Indemnity by the Stockholders. Solely in connection with its indemnity of certain Registration Indemnitees under Section 3.4.2 hereof, each Stockholder hereby agrees and acknowledges that (i) any obligations of any other Stockholder, any Affiliate or Affiliated Fund of such other Stockholder or any Stockholder Indemnitee, in each case that is affiliated with the applicable Registration Indemnitee, to provide advancement or indemnification for any Losses incurred by a Registration Indemnitee are secondary, and (ii) if such other Stockholder, Affiliate, Affiliated Fund or Stockholder Indemnitee is obligated to pay, or pays or causes to be paid for any reason, any Losses which, pursuant to Section 3.4.2 hereof, the indemnifying Stockholder is otherwise obligated to pay (as advancement or indemnification) to or on behalf of such Registration Indemnitee, then (A) such other Stockholder, Affiliate, Affiliated Fund or Stockholder Indemnitee, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of such Registration Indemnitee with respect to such payment; and (B) the indemnifying Stockholder shall reimburse, indemnify and hold harmless such other Stockholder, Affiliate, Affiliated Fund or Stockholder Indemnitee, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of the Registration Indemnitee.

5.1.4. Survival. The provisions of this Section 5.1 shall survive any termination of this Agreement.

5.2. Confidentiality. Each Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.2 by such Stockholder or its Affiliates), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Stockholder by a third party (other than an Affiliate of such Stockholder) without a breach of any obligation of confidentiality such third party may have to the Company that is known to such Stockholder; provided, however, that a Stockholder may disclose confidential information (v) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (w) to any prospective purchaser of any Shares from such Stockholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 5.2 as if a Stockholder, (x) to any Affiliate, partner, member or related investment fund of such Stockholder and their respective directors, employees and consultants, in each case in the ordinary course of business, (y) as may be reasonably determined by such Stockholder to be necessary in connection with such Stockholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (z) as may otherwise be required by law or legal, judicial or regulatory process, provided that such Stockholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Stockholder may disclose confidential information pursuant to clauses (v) through (x) of the preceding proviso shall be attributable to such Stockholder for purposes of determining such Stockholder’s compliance with this Section 5.2. Each of the parties hereto acknowledge that the Stockholders or any of their Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Section 5.2 shall preclude or in any way restrict the Stockholders or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company.

5.3. Other Business Opportunities. To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any Stockholder, any member of the Board, any officer of the Company or any other Stockholder Indemnitee in each case who is not a full-time employee of the Company or any of its operating subsidiaries. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Stockholder, any member of the Board, any officer of the Company or any other Stockholder Indemnitee in each case who is not a full-time employee of the Company or any of its operating subsidiaries. Each Stockholder, member of the Board, officer of the Company or other Stockholder Indemnitee in each case who is not a full-time employee of the Company or any of its operating subsidiaries who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall not (i) have any duty to communicate or offer such opportunity to the Company and (ii) shall not be liable to the Company or any of its subsidiaries or to the shareholders of the Company or any of its subsidiaries because such Stockholder, member of the Board, officer of the Company or other Stockholder Indemnitee in each case who is not a full-time employee of the Company or any of its operating subsidiaries pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company.

6. REMEDIES.

6.1. Generally. The Company and each Stockholder shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any Stockholder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

6.2. Deposit. Without limiting the generality of Section 6.1, if any Stockholder fails to deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 2 hereof, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) (the “Escrow Agent”) and the Company shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such Stockholder’s rights in and to such Shares shall terminate. Thereafter, upon delivery to such purchaser by such Stockholder of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), such purchaser shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such Stockholder. Each Stockholder hereby constitutes and appoints each Majority Holder, or any of them, with full power of substitution, as such Stockholder’s true and lawful representative and attorney-in-fact, in such Stockholder’s name, place and stead, to execute and deliver any escrow agreement in customary form entered into with respect to such Stockholder in accordance with this Section 6.2, and such Majority Holder shall provide a copy of such agreement to such Stockholder within five business days of execution; provided, however, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Stockholder.

7. LEGENDS.

7.1. Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.

Any Person who acquires Shares which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

7.2. 1933 Act Legends. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

7.3. Stop Transfer Instruction. The Company will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legends are satisfied.

7.4. Termination of 1933 Act Legend. The requirement imposed by Section 7.2 hereof shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Shares or (y) such Shares shall be transferable under paragraph (b)(1) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 7.2 hereof.

8. AMENDMENT, TERMINATION, JOINDER, ETC.

8.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

8.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Holders; provided, however, that the consent of each of the Stockholders affected shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights of such Stockholders under Sections 2.1 and 3.2. Each such amendment, modification, extension, termination and waiver shall be binding upon each party hereto.

8.3. Termination. Except for the provisions of Sections 3, 5.1, 5.2, 6, 9, 10 and 11, this Agreement shall terminate upon the earliest to occur of (a) a Change of Control; (b) the closing of the Initial Public Offering; and, with respect to Section 2.2.3 only, (c) the last date permitted by law. Other than Section 3.4, Section 3 shall terminate upon the earliest to occur of (a) a Change of Control and (b) the last date permitted by law. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

8.4. Joinder. The Company shall require that any recipients of an award of Shares under an Incentive Plan, as a condition to such award, shall agree to become a party to this Agreement and execute a counterpart signature page hereof in the form of Exhibit A hereto or such other form as may be designated by the Board.

9. DEFINITIONS. For purposes of this Agreement:

9.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 9:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) The word “including” shall mean including, without limitation;

(c) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d) The masculine, feminine and neuter genders shall each include the other.

9.2. Definitions. The following terms shall have the following meanings:

“Adverse Claim” shall have the meaning set forth in Section 8-302 of the applicable Uniform Commercial Code.

“Advisory Agreement” shall mean any advisory, management, monitoring or other similar or equivalent agreement.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), provided, that, under no circumstances shall the Company or any of its direct or indirect subsidiaries be deemed an Affiliate of any Stockholder hereunder, and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person.

“Affiliated Fund” shall mean each corporation, trust, limited liability company, general or limited partnership or other entity under common control with any Stockholder.

“Agreement” shall have the meaning set forth in the Preamble.

“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Board” shall mean the board of directors of the Company.

“Case” shall have the meaning set forth in the Recitals.

“Change of Control” shall mean (a) any transaction or series of related transactions the effect of which is to transfer the ownership of a majority of the Equivalent Shares to a single Person (or group of Persons acting in concert) from one or more of the Persons that constituted the Majority Holders immediately prior to such transaction or series of related transactions or (b) any sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to a single Person (or group of Persons acting in concert); provided, that a transfer of

Shares or a sale of assets to one or more of the Permitted Holders shall not constitute a Change of Control; provided further that, for the avoidance of doubt, the transactions contemplated by the Plan (including the issuance of shares of Common Stock to the Stockholders by the Company pursuant to the Plan) shall not constitute a Change of Control.

“Charitable Organization” shall mean a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company (and any shares of capital stock of the Company issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

“Company” shall have the meaning set forth in the Preamble.

“Convertible Securities” shall mean any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Covered Person” shall have the meaning set forth in Section 3.4.1.

“Drag Along Notice” shall have the meaning set forth in Section 2.2.1.

“Drag Along Sale Percentage” shall have the meaning set forth in Section 2.2.

“Drag Along Sellers” shall have the meaning set forth in Section 2.2.1.

“Effective Date” shall have the meaning set forth in the Recitals.

“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock but excluding any shares of restricted stock that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“Escrow Agent” shall have the meaning set forth in Section 6.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Fair Market Value” shall mean, as of any date, as to any share of Common Stock, the Board’s good faith determination of the fair value of such share as of the applicable reference date.

“Incentive Plan” shall mean any management incentive plan adopted by the Company, including the management incentive plan contemplated by the Plan

“Initial Public Offering” means the initial Public Offering made by the Company and registered on Form S-1 (or any successor form under the Securities Act).

“Losses” shall mean any damages, judgments, liabilities, assessments, fines, penalties, amounts paid in settlement, fees and costs (including attorneys fees and costs) or other losses incurred by an Indemnitee.

“Majority Holders” shall mean, as of any date, the Stockholders holding a majority of the shares of Common Stock outstanding on such date.

“Options” shall mean any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Organizational Document” shall mean an entity’s charter, by-laws, partnership agreement, limited liability company agreement, operating agreement, indemnification agreement, or other similar or equivalent agreement or document.

“Parity Shares” shall have the meaning set forth in Section 3.3.1.

“Participating Seller” shall have the meaning set forth in Section 2.1.2 and 2.2.1.

“Permitted Holders” shall mean the Majority Holders as of the Effective Date and any of their Affiliates or Affiliated Funds.

“Permitted Lock-Up Transferee” shall mean, with respect to a Sale of Shares by any Stockholder, its partners, members, managers, stockholders or Affiliates of any of the foregoing; any director, officer or employee of, or consultant or adviser to, the Company or any of its subsidiaries; any other Stockholder; or any Affiliate or Affiliated Fund of any Stockholder.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Plan” shall have the meaning set forth in the Recitals.

“Pro Rata Portion” shall mean, with respect to each holder of Registrable Securities or Parity Shares requesting that such shares be registered in such registration statement pursuant to Sections 3.1.1 and 3.2.1, a number of such shares equal to the aggregate number of shares of Common Stock to be registered in such registration (excluding any shares to be registered for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities and Parity Shares held by such holder, and the denominator of which is the aggregate number of Registrable Securities and Parity Shares held by all holders requesting that their Registrable Securities or Parity Shares be registered in such registration.

“Prospective Buyer” shall mean any Person proposing to purchase shares from the Prospective Selling Stockholders.

“Prospective Selling Stockholders” shall have the meaning set forth in Section 2.1 and 2.2.

“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Registrable Securities” shall mean, in each case to the extent held by a Stockholder, (a) all shares of Common Stock, (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any Option, Warrant or Convertible Security and (c) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (a) or (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in each case constituting Shares. As to any particular Registrable Securities, such shares shall cease to be Registrable Securities when (v) such shares shall have been Transferred in a Sale to which Section 2.1 or 2.2 apply, (w) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (x) such securities shall have been Transferred pursuant to Rule 144, (y) subject to the provisions of Section 7 hereof, such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration of them under the Securities Act and such securities may be distributed without volume limitation or other restrictions on transfer under Rule 144 (including without application of paragraphs (c), (e) (f) and (h) of Rule 144) or (z) such securities shall have ceased to be outstanding.

“Registration Indemnitee” shall have the meaning set forth in Section 3.4.3.

“Regulation D” shall mean Regulation D under the Securities Act (or any successor provision).

“Related Investor” shall have the meaning set forth in Section 3.5.

“Required Holders” shall mean, as of any date, the Stockholders holding a majority of the Registrable Securities on such date.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor provision).

“Rule 145 Transaction” shall mean a registration on Form S-4 pursuant to Rule 145 of the Securities Act (or any successor Form or provision, as applicable).

“Sale” shall mean a Transfer for value; and “Sell” and “Sold” shall each have a correlative meaning.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Shares” shall mean all (a) all shares of Common Stock originally issued to, or held by, a Stockholder, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities originally granted or issued to a Stockholder (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Specified Holder” shall have the meaning set forth in Section 3.5.

“Stockholder Indemnitee” shall mean (i) each Stockholder, (ii) any Person or entity providing management, advisory, consulting or other services at the direction or request of any Stockholder or any Affiliate of a Stockholder, to or for the benefit of the Company or any direct or indirect subsidiaries of the Company, (iii) any Affiliated Fund; (iv) any direct or indirect general partner, managing member and/or controlling shareholder of any Affiliated Fund; (v) any Person designated by a Stockholder, an Affiliate of a Stockholder or any Affiliated Fund, to serve as a director, officer, board observer, partner, trustee, fiduciary, manager, employee, consultant or advisor, or functional or foreign equivalent of the foregoing, to the Company or any of its direct or indirect subsidiaries; and (vi) any direct or indirect partner (including a general partner), shareholder, member (including a managing member), Affiliate, controlling Person, subsidiary, director, officer, fiduciary, manager, employee or agent of any of the foregoing.

“Stockholders” shall have the meaning set forth in the Preamble.

“Tag Along Holder” shall have the meaning set forth in Section 2.1.1.

“Tag Along Notice” shall have the meaning set forth in Section 2.1.1.

“Tag Along Offer” shall have the meaning set forth in Section 2.1.2.

“Tag Along Sale Percentage” shall have the meaning set forth in Section 2.1.1.

“Tag Along Sellers” shall have the meaning set forth in Section 2.1.2.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning.

“Warrants” shall mean any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

10. MISCELLANEOUS.

10.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

10.2. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally or (b) sent (i) by nationally-known, reputable overnight carrier, (ii) by registered or certified mail, postage prepaid, or (iii) by facsimile, in each case, addressed as follows:

If to the Company, to:

Triple Crown Media, Inc.

725 Old Norcross Road

Lawrenceville, Georgia 30045

Attention: Mark G. Meikle, Chief Financial Officer

If to any Stockholder (other than a Person who is a Stockholder solely as a result of participation in an Incentive Plan), to the address set forth in the stock record book of the Company.

If to a participant in an Incentive Plan (who is not otherwise a Stockholder), to the address on record at the Company/

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) two business days after being sent by nationally-known, reputable overnight carrier, (c) three business days after deposit with the U.S. Postal Service, if sent by registered or certified mail, and (d) when receipt is acknowledged, in the case of facsimile. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

10.3. Binding Effect, Etc. Except for restrictions on Transfer of Shares set forth in other agreements, plans or other documents, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Except as otherwise expressly provided herein, no Stockholder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

10.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

10.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

10.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the fullest extent possible. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

10.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future, direct or indirect director, officer, employee, agent or affiliate of a Stockholder, any former, current or future, direct or indirect holder of any equity interests or securities of a Stockholder (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of a Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (collectively, the “No Recourse Persons”), in each case as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Person as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11. GOVERNING LAW.

11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

11.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Southern District of the State of New York in the Borough of Manhattan for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2 hereof is reasonably calculated to give actual notice. Notwithstanding the foregoing in this Section 11.2, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS

SECTION 11.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature Pages Follow.]

Triple Crown Media, Inc.

Stockholders Agreement

As of December 8, 2009

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	TRIPLE CROWN MEDIA, INC.

	By:	/s/ Mark G. Meikle
		Name:	Mark G. Meikle
		Title:	Chief Financial Officer

[Signature Page to Stockholders Agreement]

EXHIBIT A

Counterpart Signature Page

The undersigned hereby agrees to join, become a party to and be bound by, as a “Stockholder”, a [                        ] and a holder of “Registrable Securities”, the Stockholders Agreement of Triple Crown Media, Inc. (the “Company”), entered into as of                      , 20    , by and among the Company and certain holders of the Company’s outstanding securities, as the same may be in effect from time to time.

Name of Stockholder

By:
(if applicable)

By:
Name:
Title:

Dated:                      , 20

Address for notices: